EXHIBIT 99.1

Amyris Reports Fourth Quarter and Year-End 2013 Financial Results

Record Renewable Product Sales, Continued Lower Operating Costs, and Strong Collaboration Inflows

EMERYVILLE, Calif., Feb. 25, 2014 (GLOBE NEWSWIRE) -- Amyris, Inc. (Nasdaq:AMRS), a leading renewable chemicals and fuels company, today announced financial results for the fourth quarter and year ended December 31, 2013 and provided forward looking guidance for 2014.

"In 2013, we proved that our technology can produce and we can sell multiple renewable hydrocarbon molecules at industrial scale. We successfully scaled and operated our farnesene plant and shipped our first batches of a new fragrance oil, our second commercial molecule. We achieved a nearly 50% increase in renewable product revenues, significantly improved our adjusted gross margin, and continued to validate the strength of our research and development pipeline with funding from our collaboration partners," said John Melo, Amyris President & CEO.

"Looking ahead, our robust collaboration and product pipeline, continued production cost improvements, and strong demand from our customers for our high performance products underpin our plans to achieve our targets of becoming cash flow positive from operations during 2014 and profitable during 2015," Melo concluded.

BUSINESS HIGHLIGHTS

In the fourth quarter of 2013, Amyris continued to make progress in improving its technology platform, manufacturing capabilities and commercialization network. Key operating and development highlights achieved during the fourth quarter and full year 2013 include:

   Renewable Production

  Completed first year of operations at our purpose-built farnesene production facility in Brotas, São Paulo, Brazil.
  Doubled total farnesene volume produced compared to 2012 and approached our $4 per liter farnesene production cash cost target during the second half of the year.
  Produced our first renewable fragrance oil for our partner Firmenich.

    Collaboration & Sales Inflows

  Combined collaboration and sales cash inflows of over $70 million on a non-GAAP basis.
  Increased renewable product revenues 46% to $15.8 million on a GAAP basis, and had additional off-take volumes that were not shipped in 2013, bringing us in line with our prior guidance.
  Received $54.6 million in collaboration funding and, since quarter end, received an additional $4.5 million, making this the third year in a row where Amyris secured approximately $60 million in collaboration funding.
  Continued to meet all key milestones associated with active collaborations, paving the way for expanded collaborations in 2014 with current and new partners.
  Established fuels joint venture with TOTAL to produce and market renewable diesel and jet fuel from the Company's renewable farnesane.

    Strengthened Financial Performance

  Continued progress in reducing operating expenses, down by 26% from 2012 and 34% from 2011.
  Secured collaboration inflows to cover the majority of our cash operating expenses.
  Completed first tranche of convertible note offering for $42.6 million in cash proceeds during the quarter.
  Following quarter-end, completed second tranche of convertible note offering for additional cash proceeds of $28.0 million.

FORWARD-LOOKING GUIDANCE AND OUTLOOK

Based on our current plans, the continued success of technology development, execution on collaboration agreements, operational excellence in manufacturing, and new product launches, Amyris expects to achieve the following:

  Inflows. We expect to achieve total cash inflows, which include revenues from renewable product sales and inflows from collaborations, in the range of $100 to $115 million for 2014. Specifically, we expect (a) to more than double sales of renewable products over 2013 and achieve positive cash margin from products in the range of $10 to $15 million in 2014 and (b) to maintain collaboration inflows in the range of $60 to $70 million.

  Expenses. We expect cash operating expenses for R&D and SG&A in the range of $80 to $85 million and capital expenditures less than $10 million in 2014.

  Earnings. We expect to achieve positive cash flow from operations during 2014, with positive non-GAAP EBITDA during the second half of 2014. We expect to become profitable during 2015.

  Payback. We expect cash payback for Brotas biorefinery in the next two years (following 2013 start-up year), based on plant cash contributions of $10 to $15 million in 2014 and $40 to $50 million in 2015.

CONFERENCE CALL AND INVESTOR CONFERENCE

Amyris will discuss these results and provide a business update in a conference call scheduled for today at 4:30 p.m. ET (1:30 p.m. PT). Investors may access a live audio webcast of this conference call in the Investor Relations section of the Company's website at http://investors.amyris.com. A replay of the webcast will be available in the Investor Relations section of the Company's website approximately two hours after the conclusion of the call and will remain available for approximately 60 calendar days.

Amyris will participate in the Stifel Industrials Conference 2014 taking place on February 27 in New York City. Amyris CEO, John Melo, is scheduled to make a presentation at 10:55 a.m. ET. A live webcast will be available in the Investor Relations section of the Company's website at http://investors.amyris.com.

FINANCIAL RESULTS

The Company's quarterly and annual results include both GAAP and non-GAAP financial information, because the Company considers non-GAAP information to be a helpful measure to assess its operational performance and for financial and operational decision-making. The Company's non-GAAP financial information excludes stock-based compensation, loss on purchase commitments and write off of production assets, depreciation and amortization, other expenses related to fair value of derivatives and debt extinguishment, but adds back accounts receivable, deferred revenue and funding associated with collaborations. Non-GAAP EBITDA is calculated using non-GAAP product sales and collaboration inflows, cost of products sold and expenses. Non-GAAP net loss attributable to Amyris, Inc. common stockholders is calculated using GAAP net loss attributable to Amyris, Inc. common stockholders and excluding the non-GAAP financial information described above. A reconciliation of the non-GAAP financial measures presented in this release, including non-GAAP net loss and non-GAAP EBITDA, to their GAAP equivalents, is provided in the tables to this press release.

Fourth Quarter 2013

Revenues are based on the two pillars of the Company's business model – Collaboration inflows and Product sales.

Aggregate revenues for the fourth quarter of 2013 were $15.4 million, compared to $5.9 million for the fourth quarter of 2012.

During the fourth quarter of 2013, the Company's cost of products sold, excluding loss on purchase commitments and write off of production assets was $12.1 million, compared with $5.4 million, for the fourth quarter of 2012. Cost of products sold for the fourth quarter were driven by higher volumes sold and higher manufacturing costs associated with the initial production of our new fragrance oil.

Combined research & development expenses and sales, general & administrative expenses for the fourth quarter of 2013 were $27.4 million, compared with $35.5 million for the fourth quarter of 2012.  The 23% decrease in operating expenses is a result of reductions in personnel-related costs and overall lower spending in comparison to the prior year.

Net loss attributable to Amyris common stockholders for the fourth quarter of 2013, on a non-GAAP basis, was $19.6 million, or $0.26 per share, compared to a net loss of $26.1 million, or $0.44 per share, for the same period of 2012. On a GAAP basis, net loss attributable to Amyris common stockholders for the fourth quarter was $139.4 million, or $1.83 per share, which includes a non-cash expense related to fair value of derivatives and debt extinguishment of $110.0 million, or $1.44 per share. This non-cash charge was triggered by features of the convertible notes, held primarily by our leading stockholders, related to downside protection and change of control. The valuation of these derivative liabilities increased as a result of the substantial appreciation in the Company's stock price during the fourth quarter of 2013. In the fourth quarter of 2012, the GAAP net loss attributable to Amyris common stockholders was $43.5 million, or $0.72 per share. A reconciliation of GAAP to non-GAAP results is included in this release.

As of December 31, 2013, the Company had derivative liabilities primarily related to the Company's previously issued convertible notes, with a fair value of $134.7 million. The Company estimates the fair value of these derivatives using several valuation models. Changes in the inputs for these valuation models may have a significant impact in the estimated fair value of the derivative liabilities. For example, an increase in the Company's stock price results in an increase in the estimated fair value of the derivative liabilities. The changes in the fair value of the derivative liabilities during the fourth quarter of 2013 were primarily related to the increase in the Company's stock price.

Year Ended December 31, 2013

Combined collaboration and product sales inflows was $70.4 million for the year, on a non-GAAP basis, considering the $30 million in funding received from TOTAL. On a GAAP basis, aggregate revenues for the year ended December 31, 2013 were $41.1 million, compared with $73.7 million for 2012, which included $38.8 million of sales related to the Company's transition out of the ethanol and ethanol-blended gasoline business.

Of the $41.1 million in aggregate revenues during 2013, $15.8 million was related to renewable product sales and $25.3 million was related to grants and collaborations revenue. This compares with $10.8 million in renewable product sales and $24.1 million in grants and collaborations revenue in the prior year.  The 46% increase in renewable product revenues was due to continued increases in sales of renewable products, primarily Neossance™ Squalane globally and Diesel de Cana™ in Brazil.

For 2013, cost of products sold, excluding loss on purchase commitments and write off of production assets was $38.3 million, compared with $77.3 million for 2012. Cost of product sold for 2013 reflects a significant increase in production volumes at the Company's production facility in Brazil, while 2012 cost of products sold included $38.6 million in costs related to the Company's ethanol and ethanol-blended gasoline business.

During 2013, Amyris had product sales and collaboration inflows of $41.4 million on a GAAP basis, which subtracting cost of products sold excluding loss on purchase commitments and write off of production assets of $38.3 million, results in a gross profit of $3.1 million for the year. On a non-GAAP basis, using the same financial measures, gross profit was $38.2 million generating a 54% gross margin compared with a gross margin of 33% for 2012.

Combined research & development and sales, general & administrative expenses for the year ended December 31, 2013 declined 25.8% to $113.1 million from $152.3 million for the prior year. The reduction in 2013 was primarily due to reductions in personnel-related costs and overall lower spending.

Net loss attributable to Amyris common stockholders for 2013, on a non-GAAP basis, was $86.4 million, or $1.15 per share, compared to a net loss of $117.2 million, or $2.07 per share, for 2012.

On a GAAP basis, net loss attributable to Amyris common stockholders for the year ended December 31, 2013 was $235.1 million, or $3.12 per share, which includes non-cash expenses related to fair value of derivatives and debt extinguishment of $104.6 million, or $1.39 per share, as further described in the fourth quarter results. In 2012, the GAAP net loss attributable to Amyris common stockholders was $205.1 million, or $3.62 per share. A reconciliation of GAAP to non-GAAP results is included in this release.

Non-GAAP Financial Information

Condensed consolidated financial information has been presented in accordance with GAAP as well as on a non-GAAP basis. The non-GAAP financial measures exclude non-cash items such as stock-based compensation, loss on purchase commitments and write-off of production assets, depreciation and amortization, other expenses related to fair value of derivatives and debt extinguishment but adds back accounts receivable, deferred revenue and funding associated with collaborations. Management believes that it is useful to supplement its GAAP financial statements with this non-GAAP information because management uses such information internally for its operating, budgeting and financial planning purposes. These non-GAAP financial measures also facilitate management's internal comparisons to Amyris' historical performance as well as comparisons to the operating results of other companies. In addition, Amyris believes these non-GAAP financial measures are useful to investors because they allow for greater transparency into the indicators used by management as a basis for its financial and operational decision making. Non-GAAP information is not prepared under a comprehensive set of accounting rules and, therefore, should only be read in conjunction with financial information reported under U.S. GAAP when understanding Amyris' operating performance. Reconciliation between GAAP and non-GAAP financial information is provided in the financial statement tables below.

About Amyris

Amyris is an integrated renewable products company focused on providing sustainable alternatives to a broad range of petroleum-sourced products. Amyris uses its industrial synthetic biology platform to convert plant sugars into a variety of molecules -- flexible building blocks that can be used in a wide range of products. Amyris is commercializing these products both as No Compromise® renewable ingredients in cosmetics, flavors and fragrances, polymers, lubricants and consumer products, and also as No Compromise renewable diesel and jet fuel. Amyris Brasil Ltda., a subsidiary of Amyris, oversees the establishment and expansion of Amyris' production in Brazil. More information about Amyris is available at www.amyris.com.

Forward-Looking Statements

This release contains forward-looking statements, and any statements other than statements of historical facts could be deemed to be forward-looking statements. These forward-looking statements include, among other things, statements regarding future events (such as a business plan for 2014 and beyond (which includes planned revenues and cash inflows, product sales and collaboration revenues, cash operating expenses, achievement of positive cash flow from operations in 2014, profitability in 2015, cash gross margins, and cash payback for and contribution from a production plant), success of technology development, execution on collaboration agreements, operational excellence in manufacturing, new product launches, a pipeline for research and development collaborations, product cost improvements, and growth in demand from customers for the Company's products) that involve risks and uncertainties. These statements are based on management's current expectations and actual results and future events may differ materially due to risks and uncertainties, including those associated with any delays or failures in development, production and commercialization of products, liquidity and ability to fund capital expenditures, Amyris' reliance on third parties to achieve its goals, and other risks detailed in the "Risk Factors" section of Amyris' quarterly report on Form 10-Q filed on November 5, 2013. Amyris disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

Amyris, the Amyris logo, Biofene, Neossance, Diesel de Cana, and No Compromise are trademarks or registered trademarks of Amyris, Inc. All other trademarks are the property of their respective owners.

Amyris, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2013	2012

Assets
Current assets:
Cash, cash equivalents and short-term investments	$ 8,296	$ 30,689
Accounts receivable, net	7,734	3,846
Related party accounts receivable	484	--
Inventories, net	10,888	6,034
Prepaid expenses and other current assets	9,518	8,925
Total current assets	36,920	49,494
Property, plant and equipment, net	140,591	163,121
Restricted cash	1,648	955
Other assets	10,585	20,112
Goodwill and intangible assets	9,120	9,152
Total assets	$ 198,864	$ 242,834

Liabilities and Equity (Deficit)
Current liabilities:
Accounts payable	$ 6,512	$ 15,392
Deferred revenue	2,222	1,333
Accrued and other current liabilities	21,221	24,410
Capital lease obligation, current portion	956	1,366
Debt, current portion	6,391	3,325
Total current liabilities	37,302	45,826
Capital lease obligation, net of current portion	287	1,244
Long-term debt, net of current portion	56,172	61,806
Related party debt	89,499	39,033
Deferred rent, net of current portion	10,191	8,508
Deferred revenue, net of current portion	5,000	4,255
Derivative liability	134,717	9,261
Other liabilities	1,544	6,672
Total liabilities	334,712	176,605

Amyris, Inc. stockholders' equity (deficit)	(135,264)	67,106
Noncontrolling interest	(584)	(877)
Total stockholders' equity (deficit)	(135,848)	66,229

Total liabilities and stockholders' equity (deficit)	$ 198,864	$ 242,834

Amyris, Inc.
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Revenues
Renewables	$ 4,298	$ 3,023	$ 14,428	$ 10,802
Ethanol and ethanol-blended gasoline	--	--	--	$ 38,836
Related party renewables	198	--	1,380	--
Total product sales	4,496	3,023	15,808	49,638
Grants and collaborations revenue	10,901	2,831	22,664	14,281
Related party grants and collaborations revenue	--	--	2,647	9,775
Total grants and collaborations revenue	10,901	2,831	25,311	24,056
Total revenues	15,397	5,854	41,119	73,694
Costs and operating expenses
Cost of products sold	12,112	5,423	38,253	77,314
Loss on purchase commitments and write off of production assets	943	7,764	9,366	45,854
Research and development (1)	12,949	18,050	56,065	73,630
Sales, general and administrative (1)	14,449	17,417	57,051	78,718
Total costs and operating expenses	40,453	48,654	160,735	275,516
Loss from operations	(25,056)	(42,800)	(119,616)	(201,822)
Other income (expense):
Other income (expense) related to fair value of derivative & debt extinguishment	(110,020)	320	(104,640)	(51)
Other income (expense), net	(4,267)	(906)	(11,498)	(3,179)
Total other income (expense)	(114,287)	(586)	(116,138)	(3,230)
Loss before income taxes	(139,343)	(43,386)	(235,754)	(205,052)
Benefit (provision) for income taxes	(106)	(228)	847	(981)
Net loss	$ (139,449)	$ (43,614)	$ (234,907)	$ (206,033)
Net (income) loss attributable to noncontrolling interest	28	122	(204)	894
Net loss attributable to Amyris, Inc. common stockholders	$ (139,421)	$ (43,492)	$ (235,111)	$ (205,139)
Net loss per share attributable to common stockholders, basic and diluted	$ (1.83)	$ (0.72)	$ (3.12)	$ (3.62)
Weighted-average shares of common stock outstanding used in computing net loss per share of common stock, basic and diluted	76,377,574	60,187,256	75,472,770	56,717,869
___________
(1) Includes stock-based compensation expense of the following for the periods presented:

Research and development	$ 853	$ 1,930	$ 4,281	$ 6,451
Sales, general and administrative	3,583	4,143	13,766	21,022
	$ 4,436	$ 6,073	$ 18,047	$ 27,473

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)
	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Net loss attributable to Amyris, Inc. common stockholders (GAAP)	$ (139,421)	$ (43,492)	$ (235,111)	$ (205,139)
Loss on purchase commitments and write off of production assets	943	7,764	9,366	45,854
Stock-based compensation expense	4,436	6,073	18,047	27,473
Depreciation and amortization	4,380	3,885	16,639	14,570
Other expenses related to fair value of derivatives & debt extinguishment	110,020	(320)	104,640	51
Net loss attributable to Amyris, Inc. common stockholders (Non-GAAP)	$ (19,642)	$ (26,090)	$ (86,419)	$ (117,191)

Net loss per share attributable to Amyris, Inc. common stockholders, basic and diluted (GAAP)	$ (1.83)	$ (0.72)	$ (3.12)	$ (3.62)
Loss on purchase commitments and write off of production assets	0.01	0.13	0.12	0.81
Stock-based compensation expense	0.06	0.10	0.24	0.48
Depreciation and amortization	0.06	0.06	0.22	0.26
Other expenses related to fair value of derivatives & debt extinguishment	1.44	(0.01)	1.39	--
Net loss per share attributable to Amyris, Inc. common stockholders, basic and diluted (Non-GAAP)	$ (0.26)	$ (0.44)	$ (1.15)	$ (2.07)

Amyris, Inc.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012

Product sales (GAAP)
Renewables	$ 4,496	$ 3,023	$ 15,808	$ 10,802
Ethanol and ethanol-blended gasoline	--	--	--	38,836
Product Sales (GAAP & Non-GAAP)	$ 4,496	$ 3,023	$ 15,808	$ 49,638

Grants and collaborations revenue (GAAP)	$ 10,901	$ 2,831	$ 25,311	$ 24,056
Change in accounts receivable, deferred revenue and fundings associated with collaborations	(9,457)	148	29,274	37,846
Collaboration Inflows (Non-GAAP) (1)	$ 1,444	$ 2,979	$ 54,585	$ 61,902

Total Revenues (GAAP)	$ 15,397	$ 5,854	$ 41,119	$ 73,694
Change in deferred revenue and fundings associated with collaborations	(9,457)	148	29,274	37,846
Total Product Sales and Collaboration Inflows (Non-GAAP) (1)	$ 5,940	$ 6,002	$ 70,393	$ 111,540

Costs of products sold (GAAP)	$ 13,055	$ 13,187	$ 47,619	$ 123,168
Loss on purchase commitments and write off of production assets	$ (943)	$ (7,764)	$ (9,366)	$ (45,854)
Depreciation and amortization	(1,827)	(757)	(6,094)	(2,879)
Costs of products sold (Non-GAAP)	$ 10,285	$ 4,666	$ 32,159	$ 74,435

Gross Profit (Non-GAAP) (2)	$ (4,345)	$ 1,336	$ 38,234	$ 37,105
Gross Margin (Non-GAAP %)	-73.1%	22.3%	54.3%	33.3%

Research and development (GAAP)	$ 12,949	$ 18,050	$ 56,065	$ 73,630
Stock-based compensation expense	(853)	(1,930)	(4,281)	(6,451)
Depreciation and amortization	(2,174)	(1,767)	(8,869)	(6,295)
Research and development (Non-GAAP)	$ 9,922	$ 14,353	$ 42,915	$ 60,884

Sales, general and administrative (GAAP)	$ 14,449	$ 17,417	$ 57,051	$ 78,718
Stock-based compensation expense	(3,583)	(4,143)	(13,766)	(21,022)
Depreciation and amortization	(379)	(1,361)	(1,676)	(5,396)
Sales, general and administrative (Non-GAAP)	$ 10,487	$ 11,913	$ 41,609	$ 52,300

EBITDA (Non-GAAP)	$ (24,754)	$ (24,930)	$ (46,290)	$ (76,079)

EBITDA (Non-GAAP) Per Share	$ (0.32)	$ (0.41)	$ (0.61)	$ (1.34)

(1) The largest differences between the GAAP and non-GAAP collaborations numbers are (i) timing of revenue recognition, and (ii) the TOTAL collaboration cash, which is treated as debt for GAAP purposes.

The years ended December 31, 2013 and 2012 includes $30.0 million for both years from Total fundings which is in the form of convertible debt financing as contemplated in the July 2012 Amended Collaboration Agreement with Total.

(2) Non-GAAP Gross Profit is calculated based on non-GAAP Product Sales & Grants and Collaboration Inflows and Cost of Products Sold, and does not include costs related to collaborations.
CONTACT: Amyris, Inc.
         Investor Relations
         Joel Velasco
         (510) 740-7481
         investor@amyris.com